Exhibit 99.1

Cherokee Inc.	ICR, Inc.
6835 Valjean Ave.	12121 Wilshire Blvd. #300
Van Nuys, CA 91406	Los Angeles, CA 90025
(818) 908-9868	(310) 954-1100
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: Andrew Greenebaum

For Immediate Release:

Cherokee Inc. Reports First Quarter Fiscal 2008 Results

VAN NUYS, CA (June 14, 2007) — Cherokee Inc. (NASDAQ:  CHKE), a leading global licensor and brand management company, today reported its royalty revenue for its first quarter ended May 5, 2007 (the “First Quarter”).  Net revenues for the First Quarter decreased by 9.0% to $12.0 million, compared to revenues of $13.2 million in the comparable period last year.  Our First Quarter revenues do not include any royalty revenues from Mossimo (which accounted for $0.8 million in royalties in the first quarter of last year) because this contract was sold/terminated during fiscal 2007, or from Carrefour (which accounted for $0.2 million in royalties in the first quarter of last year) because this licensing agreement expired as of December 31, 2006.

Selling, general and administrative expenses for the First Quarter were $3.9 million, up from the $3.5 million reported in the comparable period last year.  The higher operating expenses in the First Quarter resulted from the following factors, among others:  (i) higher payroll and related expenses of approximately $240,000, partially due to the payroll taxes associated with the payment of accrued bonuses from fiscal 2007 resulting from the one-time sale/termination of the Mossimo finders agreement; and (ii) a one-time payment of $254,000 pertaining to the 45% royalty share of the Carole Little royalties.  We acquired the 45% share of the Carole Little royalties in April 2007 for aggregate consideration of approximately $4.0 million and will not incur this $254,000 expense in future periods.

Net earnings for the First Quarter decreased by 15.2% to $5.0 million, or $0.56 per diluted share, compared to $5.9 million, or $0.67 per diluted share in the year ago period.  In addition to the higher operating expenses, the Company also accounted for a higher income tax provision in the First Quarter resulting from the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.  The Company ended the quarter with cash and equivalents of $22.4 million, trade receivables of $11.8 million, and no debt.

Russell J. Riopelle, Chief Financial Officer, added, “Total royalty revenues from our Cherokee brand were down 2.6% in our First Quarter as compared to the first quarter of last year, primarily due to the 8.1%  royalty revenue decline at Target during this period.  However, royalty revenues from Tesco for our First Quarter grew at a 17.8% rate for our Cherokee brand throughout the Tesco territories, and we continue to focus on executing our ‘World Brand’ strategy for Cherokee.  We again finished the quarter in another very strong cash position, and in addition to the $0.75 per share dividend paid to shareholders in March, we will pay another dividend of $0.75 per share on June 15th, evidencing continued execution of our goal of returning profits to shareholders.”

Robert Margolis, Chairman and CEO, said, “As a result of the sale/termination of our Mossimo finders agreement last October, along with our termination of the Carrefour agreement, lower royalty revenues are to be expected until we can replace those royalty streams with new licensing agreements.  In any event, we are pleased with the large cash position which resulted from the Mossimo transaction.  We are diligently working to find new licensing agreements for brands we own and represent, and hope to be able to announce some new agreements later this year.  The termination of our contract with Carrefour has opened up several new territories in Europe, and we are focused on signing new licensees to further expand the Cherokee brand in these territories.  In addition, we expect that several of the new agreements we signed last year will begin producing royalty revenues later this year.  We are very excited about the team we have in place, and the many growth opportunities that we believe are available to us.  We look forward to continuing to execute strategies designed to increase value for our shareholders during this transitional year.”

Howard Siegel, President of Cherokee, stated, “We are pleased to report another record quarter of growth in our international royalty revenues as we continue to expand and diversify the business and pursue our ‘World Branding’ strategy.  Our existing Cherokee, Sideout and Carole Little license agreements now include over 30 countries around the world in which our licensees are either selling products with our brands, or where they may expand to in the future.  We are pleased with the continued geographical diversification of our revenue mix, and look forward to continued global expansion of our brands.”

About Cherokee Inc.

Cherokee Inc., based in Van Nuys, is a marketer, licensor and manager of a variety of brands it owns (Cherokee, Sideout, Carole Little and others) and represents.  Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products.  Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain other European and Asian countries), Zellers (Canada), Pick ‘n Pay (South Africa), Fawaz Al Hokair (Middle East), S.A.C.I. Falabella (Chile and Peru) and Comercial Mexicana (Mexico).  Premier clients for Cherokee’s Sideout brand include Mervyn’s (U.S.) and Shanghai Bolderway (China), and for Cherokee’s Carole Little brands include TJX Companies (U.S., Canada and Europe).

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, the effect of national and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee and Sideout branded products, the Company’s dependence on a single licensee for most of the Company’s revenues, the Company’s dependence on its key management personnel, and adverse determinations of claims, liabilities or litigations.  A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Forms 10-K for Fiscal Year 2007, and in its periodic reports on Forms 10-Q and 8-K (if any).  Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong.  The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

CHEROKEE INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three months ended
	May 5, 2007	April 29, 2006

Royalty revenues	$12,040,000	$13,228,000

Selling, general and administrative expenses	3,921,000	3,536,000
Operating income	8,119,000	9,692,000

Other income:
Interest expense	—	—
Investment and Interest income	425,000	127,000
Total other income, net	256,000	127,000

Income before income taxes	8,544,000	9,819,000

Income tax provision	3,530,000	3,905,000
Net income	$5,014,000	$5,914,000

Basic earnings per share	$0.57	$0.67

Diluted earnings per share	$0.56	$0.67

Weighted average shares outstanding
Basic	8,851,591	8,787,478
Diluted	8,909,850	8,846,036

CHEROKEE INC.
CONSOLIDATED BALANCE SHEETS
Unaudited

	May 5,	February 3,
	2007	2007
Assets
Current assets:
Cash and cash equivalents	$22,377,000	$44,565,000
Receivables	11,840,000	7,246,000
Taxes receivable	9,874,000	—
Prepaid expenses and other current assets	47,000	227,000
Deferred tax asset	1,512,000	1,792,000
Total current assets	45,650,000	53,830,000

Deferred tax asset	1,032,000	1,009,000

Property and equipment, net of accumulated depreciation of $615000 and $596,000, respectively	221,000	216,000
Trademarks, net	11,031,000	7,232,000

Other assets	15,000	15,000
Total assets	$57,949,000	$62,302,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	1,047,000	927,000
Accrued compensation payable	734,000	8,590,000
Income taxes payable	12,090,000	10,023,000
Accrued dividends payable	6,683,000	6,627,000

Total current liabilities	20,554,000	26,167,000

Stockholders’ Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized
None issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,907,901, and 8,834,310 shares issued and outstanding at May 5, 2007 and at February 3, 2007, respectively	178,000	176,000
Additional paid-in capital	15,273,000	11,960,000
Retained earnings	21,944,000	23,999,000
Stockholders’ equity	37,395,000	36,135,000
Total liabilities and stockholders’ equity	$57,949,000	$62,302,000